Exhibit 99.1

For Immediate Release

Contacts:

Thomas F. Cooke, Chief Executive Officer (713) 458-1560, or Andy C. Clifford, President (713) 458-1560

Website:

www.saratogaresources.net

Saratoga’s Bankruptcy Plan Successfully Confirmed with Overwhelming Creditor Support

HOUSTON, TX and COVINGTON, LA – April 20, 2010 (BUSINESS WIRE) -- Saratoga Resources, Inc. (OTCBB: SROEQ) (“Company”) is pleased to announce that on Monday, April 19, 2010, the United States Bankruptcy Court for the Western District of Louisiana, Lafayette Division, the Honorable Robert Summerhays presiding ("Court"), confirmed by court order the Company's Third Amended Plan of Reorganization ("Plan").  Confirmation of the Plan was not only unopposed, but 99.9% of the creditors of the Company voted to confirm the Plan.  The Plan was sponsored by the Company, its subsidiaries, the Official Committee of Equity Security Holders and Macquarie Americas Corporation. The Plan provides for, among other things, restructuring of the Company’s existing secured credit facilities, including a reduction in the interest rate under the Company’s term loan facility, payment in full for all trade creditors within 12 months of the Plan’s effective date and equity retaining substantially all of their interests, with some dilution as the Company is issuing both warrants and new stock to the creditors pursuant to the terms of the Plan.  The Plan will become effective (the “Effective Date”) upon execution of new loan documentation relating to the restructured secured credit facilities and related documentation.  Notice of the Effective Date of the Plan will be filed of record with the Court.

Thomas F. Cooke, Chairman and CEO said:  "We are very satisfied with the results of the long and arduous path this bankruptcy proceeding has taken and we very much appreciate the support of our vendors and our lenders through the process.  We are anxious to go forward now with our development plan which will allow us to exploit the oil and gas resources under the Company's leases, which in turn will allow us to perform under the Plan and pay all creditors in full."  Cooke added: "We also want to acknowledge the help, guidance and able assistance of our bankruptcy counsel, Adams and Reese, LLP, and that of our oil and gas counsel, Slattery, Marino & Roberts, APLC, as the Company navigated the bankruptcy and restructuring process."

About Saratoga Resources

Saratoga is an independent exploration and production company with offices in Houston, Texas, and Covington, Louisiana with 30 full-time employees, supplemented by field-based contract operations personnel. Principal holdings cover 33,625 gross (32,527 net) acres, mostly held-by-production, located in the state waters offshore Louisiana. Saratoga's stock currently trades on the OTC Bulletin Board under the symbol "SROEQ". Saratoga filed for protection under Chapter 11 of the U.S. Bankruptcy Code on March 31, 2009.

About Adams and Reese

Adams and Reese is a multidisciplinary law firm with offices strategically located throughout the southern United States and Washington, D.C. The Adams and Reese Commercial Restructuring and Bankruptcy Team routinely handles complex commercial bankruptcy and insolvency issues by advising, planning, strategizing and litigating on behalf of creditors' committees, commercial lenders, examiners, trustees and debtors. American Lawyer includes Adams and Reese on its distinguished list of the nation's top law firms - "The Am Law 200".  The National Law Journal also includes the firm on the "NLJ 250" list of the nation's largest law firms.

About Slattery, Marino & Roberts

Slattery, Marino & Roberts is a multidisciplinary law firm based in New Orleans, Louisiana.  The firm has been in business since 1991, and their attorneys have developed a diverse civil practice serving clients across the business spectrum. While the firm has specific expertise and has built a reputation in transactions and litigation involving oil and gas, banking, and general business matters, our attorneys are equally skilled in counseling and representing clients on issues involving the environment and natural resources, general corporate matters, bankruptcy and creditors’ rights, lender liability, successions and probate, and real estate.

Forward-looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding the ultimate effectiveness of the Plan and our ability to pay all creditors in full and otherwise perform under the Plan. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should", and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different.  These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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